UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	September 27, 2017
(September 25, 2017)

Commission	Name of Registrants, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

001-32462	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
(505) 241-2700

002-97230	Texas-New Mexico Power Company	75-0204070
(A Texas Corporation)
577 N. Garden Ridge Blvd.
Lewisville, Texas 75067
(972) 420-4189

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On September 25, 2017, Texas-New Mexico Power Company (“TNMP”), an indirect, wholly owned subsidiary of PNM Resources, Inc., entered into a $75.0 million secured third amended and restated credit agreement among TNMP, the lenders party thereto, and KeyBank National Association (“KeyBank”), as administrative agent (the “TNMP 2017 Revolving Credit Agreement”), which has a maturity date of September 23, 2022 (unless extended as noted below) and is filed as Exhibit 10.1 to this Current Report. The TNMP 2017 Revolving Credit Agreement amends and restates in its entirety the $75.0 million secured second amended and restated credit agreement, dated as of September 18, 2013, among TNMP, the lenders party thereto, and KeyBank, as administrative agent.
The TNMP 2017 Revolving Credit Agreement provides TNMP with a revolving credit facility for up to $75.0 million, beginning on September 25, 2017. As a part of and not in addition to the maximum amount of the revolving credit facility, TNMP may obtain letters of credit under a letter of credit facility up to $10.0 million. Borrowings must be repaid under the TNMP 2017 Revolving Credit Agreement by September 23, 2022, unless the maturity date is extended at the request of TNMP and with the agreement of the lenders party thereto, subject to certain terms and conditions, but only two such extensions for one year each may be requested.
The TNMP 2017 Revolving Credit Agreement includes customary covenants, including a covenant that requires the maintenance of a debt-to-capital ratio of less than or equal to 65%. The TNMP 2017 Revolving Credit Agreement also includes customary events of default, and has a cross default provision and a change of control provision. If an event of default occurs, the administrative agent may, or upon the request and direction of lenders holding a specified percentage of the commitments or loans shall, terminate the obligations of the lenders to make loans under the TNMP 2017 Revolving Credit Agreement and/or declare the obligations outstanding under the TNMP 2017 Revolving Credit Agreement to be due and payable. Such termination and acceleration will occur automatically in the event of an insolvency or bankruptcy default.
Borrowings under the TNMP 2017 Revolving Credit Agreement are secured by $75.0 million aggregate principal amount of a series of first mortgage bonds of TNMP (the “Series 2009C Bonds”) issued on April 30, 2009, pursuant to the First Mortgage Indenture, dated as of March 23, 2009 (the “Original Indenture”), between TNMP and MUFG Union Bank, N.A. (as successor trustee to The Bank of New York Mellon Trust Company, N.A.), as Trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of April 30, 2009, between TNMP and the Trustee (the “Third Supplemental Indenture”), as amended by a First Amendment, dated as of December 16, 2010, between TNMP and the Trustee (the “Amendment”). The Original Indenture was filed as Exhibit 4.1 to the Form 8-K filed on March 27, 2009, the Third Supplemental Indenture was filed as Exhibit 4.1 to the Form 8-K filed on May 6, 2009, and the Amendment was filed as Exhibit 4.1 to the Form 8-K filed on December 17, 2010.
The description of the TNMP 2017 Revolving Credit Agreement in this Current Report is not complete and is qualified in its entirety by reference to the entire TNMP 2017 Revolving Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
KeyBank, which is the administrative agent and a lender under the TNMP 2017 Revolving Credit Agreement, performs normal banking and investment banking and advisory services for TNMP and its affiliates from time to time for which it receives customary fees and expenses.
The Series 2009C Bonds are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements and applicable state laws. This Current Report shall not constitute an offer to sell or a solicitation of an offer to purchase the Series 2009C Bonds or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information required by this item is included in Item 1.01 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Third Amended and Restated Credit Agreement, dated as of September 25, 2017, among Texas-New Mexico Power Company, the lenders party thereto and KeyBank National Association, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
TEXAS-NEW MEXICO POWER COMPANY
(Registrants)

Date: September 27, 2017	/s/ Joseph D. Tarry
Joseph D. Tarry
Vice President, Finance and Controller
(Officer duly authorized to sign this report)